Exhibit 99.1

Keryx Biopharmaceuticals Announces First Quarter 2017 Financial Results

•	Company reported $11.8 million in first quarter 2017 total revenue, including net U.S. Auryxia® (ferric citrate) product sales of $10.5 million

•	Provides 2017 net U.S Auryxia product sales guidance of $56 to $60 million

•	Target action date of November 6, 2017 set for supplemental new drug application (sNDA) to expand indication of ferric citrate; Expanded indication would leverage reimbursement access, awareness and existing infrastructure

BOSTON, MA, May 4, 2017 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative medicines to people with renal disease, today announced its financial results for the quarter ended March 31, 2017. The company also reviewed its commercial progress with Auryxia and upcoming milestones.

“In the first quarter, prescription growth continued across the dialysis patient population, with strong demand from both new patients and patients who have switched from another phosphate binder,” said Greg Madison, president and chief executive officer of Keryx. “We believe with more physicians gaining clinical experience, strong brand awareness, and broad patient access, we will bring this medicine to many more people with hyperphosphatemia on dialysis.”

Mr. Madison continued, “while we remain focused on increasing the number of dialysis patients on Auryxia, we recognize the unique opportunity we have with this medicine to potentially treat another complication of chronic kidney disease. Our sNDA to expand Auryxia’s label to treat iron deficiency anemia (IDA) in non-dialysis-dependent (NDD) chronic kidney disease (CKD) is under review, with potential approval and launch in November 2017. The vast majority of patients with CKD are not optimally treated today with current oral iron therapies. If approved, Auryxia would be the only FDA-approved oral iron specifically for patients with NDD-CKD. We are preparing for a successful launch in this potential indication that will leverage our infrastructure as well as the formulary access, familiarity and relationships we continue to build for Auryxia in dialysis.”

FIRST QUARTER 2017 FINANCIAL RESULTS AND RECENT BUSINESS HIGHLIGHTS

Auryxia Commercial Progress

•	Keryx reported first quarter 2017 net U.S. Auryxia product sales of $10.5 million compared to $5.6 million in the first quarter of 2016.

•	The company experienced continued strong growth in the number of Auryxia prescriptions written in the first quarter of 2017, with approximately 15,800 prescriptions. This compares to approximately 9,150 prescriptions in the first quarter of 2016, an increase of approximately 72 percent.

•	Auryxia was added to Medicare Part D formularies at two of the largest Medicare Part D insurance providers and results in cumulative unrestricted access to approximately 95 percent of patients on a phosphate binder across Medicare Part D and commercial providers. Specifically, on March 20, the company announced that the largest Medicare Part D plan sponsor added Auryxia to its formularies. On May 1, Keryx announced a second large Medicare Part D provider added Auryxia to its Part D formularies, effective June 1, 2017.

Potential Label Expansion Opportunity

•	Keryx is executing on its strategy to leverage its infrastructure, including its commercial and medical teams. In January 2017, the company submitted a supplemental new drug application seeking label expansion for Auryxia to include the treatment of IDA in adults with NDD-CKD. A Prescription Drug User Fee Act (PDUFA) target action date for the U.S. FDA was set for November 6, 2017.

•	Results from the company’s pivotal Phase 3 trial that evaluated ferric citrate for the treatment of IDA in adults with stage 3 - 5 NDD-CKD were highlighted in four poster presentations at two recent medical conferences in April: The National Kidney Foundation’s 2017 Spring Clinical Meetings and the World Congress of Nephrology (WCN). Visibility of the data at these important medical conferences continues to advance the understanding of the potential importance of Auryxia to treat this serious disease.

First Quarter March 31, 2017 Financial Results

“We are very pleased with the recent growth in Auryxia’s prescriptions,” said Scott Holmes, senior vice president and chief financial officer of Keryx Biopharmaceuticals. “Specifically, we reported net U.S. product sales of $10.5 million in the first quarter of 2017, with significant month-over-month growth. We project continued strong prescription growth that we expect will result in $56 to $60 million in net Auryxia product sales for the full year 2017.”

Total revenues for the quarter ended March 31, 2017 were $11.8 million, compared with $6.8 million during the same period in 2016. Total revenues for the first quarter of 2017 consist of $10.5 million in net U.S. Auryxia product sales, compared to $5.6 million in the first quarter of 2016. Total revenue for the first quarter of 2017 also includes $1.3 million in license revenues as compared to $1.2 million during the same period in 2016.

Cost of goods sold for the quarter ended March 31, 2017 were $4.3 million, compared with $1.1 million during the same period in 2016.

Research and development expenses for the quarter ended March 31, 2017 were $6.8 million, as compared to $7.6 million during the same period in 2016. The decrease was primarily related to a reduction in development work at our contract manufacturers following approval of a second drug product contract manufacturer in the fourth quarter of 2016, as well as a decrease in clinical costs following the completion of our Phase 3 clinical trial in early 2016.

Selling, general and administrative expenses for the quarter ended March 31, 2017 were $23.1 million, as compared to $20.8 million during the same period in 2016. The increase was related to the continued commercialization of Auryxia, and preparations for Auryxia’s potential launch in IDA later this year.

Net loss for the quarter ended March 31, 2017 was $23.0 million, or $0.21 per share, compared to a net loss of $41.0 million, or $0.39 per share, for the comparable period in 2016.

Cash and cash equivalents as of March 31, 2017 totaled $90.9 million, representing a net cash burn of $20.9 million in the first quarter of 2017.

2017 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Keryx Biopharmaceuticals

Keryx today provided financial guidance for full year 2017 net U.S. Auryxia product sales of $56 to $60 million. The guidance is based on the company’s current understanding of Auryxia prescriptions trends in dialysis. Guidance excludes potential sales from the potential approval in November 2017 of ferric citrate in the U.S. for the treatment of adults with NDD-CKD and iron deficiency anemia.

Conference Call Information

Keryx will host an investor conference call today, Thursday, May 4, 2017, at 8:00 a.m. ET to discuss financial results for the first quarter of 2017. To participate in the conference call, please call 1-(888) 396-2320 (U.S.), 1-(774) 264-7560 (outside the U.S.), call-in ID: 8810002. The call will also be webcast with slides, which will be accessible through the Investors section of the company’s website at www.keryx.com. The audio replay will be available at http://www.keryx.com for approximately 15 days after the call.

About Iron Deficiency Anemia, NDD-CKD

Iron deficiency anemia is a common complication in patients with non-dialysis dependent chronic kidney disease (NDD-CKD), and the prevalence and severity of IDA increases as kidney disease progresses. Today, there are no FDA approved oral irons for the treatment of IDA in CKD patients and the efficacy and tolerability of current oral iron supplements are mixed. Intravenous (IV) iron administration is associated with important risks and burdens. The company estimates that of the 1.7 million Americans with CKD under the care of a nephrologist, approximately 650,000 people are treated for IDA and another 250,000 – 400,000 people could have IDA but are not treated today.

About Auryxia

Auryxia (ferric citrate) was approved by the U.S. Food and Drug Administration on September 5, 2014 and is indicated in the U.S. for the control of serum phosphorus levels in patients with CKD on dialysis. The U.S. approval of Auryxia was based on data from the company’s Phase 3 registration program in dialysis patients. In the Phase 3 clinical trials, Auryxia effectively reduced serum phosphorus levels to within the KDOQI guidelines range of 3.5 to 5.5 mg/dL.

Auryxia binds with dietary phosphate in the GI tract and precipitates as ferric phosphate. The unbound portion of Auryxia has been shown to increase serum iron parameters including ferritin and transferrin saturation (TSAT). Iron absorption from Auryxia may lead to excessive elevations in iron stores. Accordingly, physicians should assess and monitor iron parameters before starting and while on Auryxia, and may need to decrease or discontinue IV iron for these patients. The most common adverse events for Auryxia treated patients were gastrointestinal related, including diarrhea, nausea, vomiting and constipation. For more information about Auryxia and the U.S. full prescribing information, visit www.Auryxia.com.

Use of ferric citrate in patients with NDD-CKD and IDA, as highlighted above, is investigational and has not been determined to be safe or efficacious.

IMPORTANT U.S. SAFETY INFORMATION FOR AURYXIA® (ferric citrate)

Contraindication: Patients with iron overload syndrome, e.g. hemochromatosis, should not take Auryxia®.

Iron Overload: Iron absorption from Auryxia may lead to increased iron in storage sites. Iron parameters should be monitored prior to and while on Auryxia. Patients receiving IV iron may require a reduction in dose or discontinuation of IV iron therapy.

Accidental Overdose of Iron: Accidental overdose of iron containing products is a leading cause of fatal poisoning in children under 6 years of age. Keep Auryxia away from children as it contains iron. Call a poison control center or your physician in case of an accidental overdose in a child.

Patients with Gastrointestinal Bleeding or Inflammation: Safety has not been established for these patients.

Adverse Events: The most common adverse events with Auryxia were diarrhea (21%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%). Gastrointestinal adverse reactions were the most common reason for discontinuing Auryxia (14%). Auryxia contains iron and may cause dark stools, which is considered normal with oral medications containing iron.

Drug Interactions: Doxycycline should be taken at least 1 hour before Auryxia. Ciprofloxacin should be taken at least 2 hours before or after Auryxia.

For Full Prescribing Information for Auryxia, please visit http://auryxia.com/important-safety-information/

Keryx Biopharmaceuticals, Inc.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues:
Net U.S. Auryxia product sales	$10,505	$5,616
License revenue	1,314	1,209

Total Revenues	11,819	6,825

Costs and Expenses:
Cost of goods sold	4,273	1,071
Selling, general and administrative	23,103	20,809
Research and development	6,764	7,616
License expenses	789	726

Total Costs and Expenses	34,929	30,222

Operating Loss	(23,110)	(23,397)

Other Income:
Other income (expense), net	114	(17,547)

Loss Before Income Taxes	(22,996)	(40,944)

Income taxes	20	20

Net Loss	$(23,016)	$(40,964)

Net Loss Per Common Share Basic and diluted net loss per common share	$(0.21)	$(0.39)

Shares Used in Computing Net Loss Per Common Share
Basic and diluted	107,071,634	105,649,571

Selected Consolidated Balance Sheet Data

(In thousands)

(unaudited)

	March 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$90,909	$111,810
Accounts receivable	$6,153	$5,236
Inventory	$12,592	$12,681
Total assets	$127,696	$141,427
Liabilities and Stockholders’ Deficit
Accounts payable and accrued expenses	$21,756	$21,190
Convertible senior notes	$125,000	$125,000
Total liabilities	$150,221	$149,723
Stockholders’ deficit	$(22,525)	$(8,296)

Forward Looking Statements

Some of the statements included in this press release, particularly those regarding the commercialization and ongoing clinical development of Auryxia, our 2017 financial guidance and the submission of an sNDA to the FDA to expand the label of ferric citrate to include the treatment of IDA in adults with stage 3-5 NDD-CKD and the potential approval in this indication and the impact thereof on Keryx, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: whether we can increase adoption of Auryxia in patients with CKD on dialysis in order to achieve our 2017 financial guidance; whether we can maintain our operating expenses to projected levels while continuing our current clinical, regulatory and commercial activities; the risk that the FDA may not concur with our interpretation of our Phase 3 study results in NDD-CKD, supportive data, conduct of the studies, or any other part of our regulatory submission and could ultimately deny approval of ferric citrate for the treatment of IDA in adults with stage 3-5 NDD-CKD; the risk that if approved for use in NDD-CKD that we may not be able to successfully market Auryxia for use in this indication; our ability to continue to supply Auryxia following the recent resupply to the market; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc., with headquarters in Boston, Massachusetts, is a commercial stage company focused on bringing innovative medicines to people with renal disease. Keryx developed and commercializes Auryxia® (ferric citrate), an iron-based phosphate binder, in the U.S. Ferric citrate is marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd. In September 2015, the European Commission granted European market authorization for Fexeric® (ferric citrate coordination complex). Keryx has programs underway to leverage its development and commercial infrastructure, including evaluation of iron deficiency anemia in adults with non-dialysis dependent chronic kidney disease and in-licensing medicines for renal disease. For more information about Keryx, please visit www.keryx.com.

KERYX BIOPHARMACEUTICALS CONTACTS:

Amy Sullivan

Senior Vice President, Corporate Affairs

T: 617.466.3519

amy.sullivan@keryx.com

Lora Pike

Senior Director, Investor Relations & Corporate Communications

T: 617.466.3511

lora.pike@keryx.com